                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                      International Rectifier Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

           INTERNATIONAL RECTIFIER CORPORATION
233 KANSAS STREET, EL SEGUNDO, CA 90245 (310) 322-3331
[LOGO]

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 24, 1997
                             ---------------------

    The Annual Meeting of Stockholders of INTERNATIONAL RECTIFIER CORPORATION will be held on Monday, November 24, 1997 at 10 o'clock a.m. Pacific Standard Time at the HEXFET America facility of the Company at 41915 Business Park Drive, Temecula, California.

    The meeting will consider and act upon the following business:

    1.  Election of three Directors.

    2. Ratification of Coopers & Lybrand as independent auditors of the Company to serve for fiscal year 1998.

    3. Such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on September 26, 1997 as the record date for determining those Stockholders who will be entitled to vote at the meeting.

    By order of the Board of Directors

                                          L. Michael Russell
                                          Secretary

October 9, 1997

IMPORTANT: PLEASE FILL IN DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POST-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                PROXY STATEMENT

GENERAL

    The accompanying Proxy is solicited by the Board of Directors of International Rectifier Corporation ("Company"), for use at the Annual Meeting of Stockholders to be held on November 24, 1997 and any adjournment thereof. The close of business on September 26, 1997 has been fixed as the record date for the determination of Stockholders entitled to notice of and to vote at the meeting. This Proxy Statement and the accompanying Proxy will be first mailed to Stockholders on or about October 9, 1997.

    Any Stockholder who gives a Proxy has the power to revoke it at any time before it is exercised by delivery of written notice of revocation to the Secretary of the Company prior to commencement of the Annual Meeting. Stockholders attending the Annual Meeting may vote their shares in person whether or not a Proxy has been previously executed and returned. The Company will bear the cost of solicitation of proxies.

    The record date for the determination of Stockholders entitled to notice of and to vote at the meeting is close of business on September 26, 1997. As of September 26, 1997 there were 51,176,808 shares issued and outstanding of $1.00 par value Common Stock of the Company ("Common Stock"), the only class of voting securities outstanding. Each share of Common Stock is entitled to one vote; there is no cumulative voting.

    Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by Proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of "votes cast" and will have the same effect as negative votes. "Broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in calculation of "votes cast". If a broker or nominee has indicated on the Proxy that it does not have discretionary authority to vote certain shares (i.e. "broker non-votes"), those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares may be considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

                               SECURITY OWNERSHIP

    The following table shows, as of September 26, 1997, the beneficial ownership of the Common Stock by owners of more than five percent of the Common Stock, by each director or nominee, by each Named Executive Officer (as defined in the "Executive Compensation" Section below) and by all directors and Named Executive Officers as a group.

                                                                    AMOUNT
                                                                 BENEFICIALLY
NAME AND ADDRESS                                                    OWNED         PERCENT OF CLASS
------------------------------------------------------------  ------------------  -----------------
Jennison Associates Capital Corporation ....................         5,113,000             9.99%
  466 Lexington Avenue
  New York, NY 10017

Prudential Insurance Co. of America ........................         5,108,761             9.98%
  751 Broad Street
  Newark, NJ 07102

Eric Lidow(1)...............................................         2,467,597(2)          4.81%

Alexander Lidow(1)..........................................         1,213,593(2)          2.37%

Derek B. Lidow(1)...........................................           701,940(2)          1.37%

Donald S. Burns.............................................            34,000(2)             *

George Krsek................................................            51,000(2)             *

Minoru Matsuda(3)...........................................                --                *

Michael P. McGee............................................            39,265(2)             *

Robert J. Mueller...........................................            64,000(2)             *

James D. Plummer............................................            27,000(2)             *

L. Michael Russell(4).......................................                --                *

Jack O. Vance...............................................            68,900(2)             *

Rochus E. Vogt..............................................            60,000(2)             *

All Directors and Executive Officers                                 4,727,295(2)          9.14%
  as a Group (12 persons)...................................

------------------------

*   Less than 1%

(1) Members of the Lidow family other than Messrs. Eric Lidow, Alexander Lidow and Derek B. Lidow are the beneficial owners of 196,691 shares. The Messrs. Lidow disclaim any beneficial ownership in any of such shares. The 4,579,821 shares beneficially owned by members of the Lidow family constitute 8.93% of the shares outstanding. In addition, the Lidow Foundation, of which Eric Lidow is a director, owns 97,634 shares. Messrs. Lidow disclaim any beneficial ownership in any such shares.

(2) Amounts include, in the aggregate, 558,200 options exercisable under the Company's stock option plans by executive officers and directors on or within 60 days of the record date.

(3) Mr. Matsuda was appointed to the Board of Directors effective September 4, 1997. (See "Election of Directors" Section below).

(4) Mr. Russell joined the Company in January 1997.

The business address of each Director and Named Executive Officer is: 233 Kansas Street, El Segundo, CA 90245.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

    There are ten directors on the Company's Board. The directors are divided into three classes, and the directors in each class serve three-year terms expiring in successive years. At the 1997 Annual Meeting, the term of office of Class Three expires, and three directors are expected to be elected with terms expiring upon the election and qualification of their successors at the 2000 Annual Meeting of Stockholders.

    It is intended that Proxies received by the Board of Directors will be voted for the election of the nominees for directors named below, unless authority to do so is withheld. Messrs. Eric Lidow, Donald S. Burns and James D. Plummer, the nominees, are presently directors of the Company. It is not contemplated that any nominee will be unable to serve as a director, but if that contingency should occur prior to the Annual Meeting, the holders of Proxies reserve the right to substitute and vote for another person of their choice.

    The affirmative vote of holders of a majority of shares of the Company's Common Stock represented at the meeting in person or by Proxy is required to elect any nominee for director.

NOMINEES FOR DIRECTORS

    The following persons are nominees for director with terms expiring in 2000.

                                                                                                                  DIRECTOR
NAME                                  AGE                            PRINCIPAL OCCUPATION                           SINCE
--------------------------------      ---      ----------------------------------------------------------------  -----------
CLASS THREE
TERM ENDING 1997

Eric Lidow......................          84   Chairman of the Board of the Company                                    1947

Donald S. Burns(1)..............          72   Chairman of the Board, President and Chief Executive Officer,
                                               Prestige Holding, Ltd.                                                  1993

James D. Plummer................          52   John M. Fluke Professor of Electrical Engineering, Director of
                                               The Stanford Nanofabrication Laboratory, and Chairman of the
                                               Electrical Engineering Department, Stanford University                  1994
----------------------------------------------------------------------------------------------------------------------------

CLASS ONE
TERM ENDING 1998

George Krsek....................          76   Managing Member, Konec, L.L.C., a management consulting firm            1979

Jack O. Vance(2)................          72   Managing Director, Management Research, a management consulting
                                               firm                                                                    1988

Derek B. Lidow(3)...............          44   Chief Executive Officer of the Company                                  1994

                                                                                                                  DIRECTOR
NAME                                  AGE                            PRINCIPAL OCCUPATION                           SINCE
--------------------------------      ---      ----------------------------------------------------------------  -----------
CLASS TWO
TERM ENDING 1999

Rochus E. Vogt..................          67   R. Stanton Avery Distinguished Service Professor and Professor
                                               of Physics, California Institute of Technology                          1984

Robert J. Mueller...............          68   Executive Vice President of the Company
                                               External Affairs and Business Development                               1990

Alexander Lidow(3)..............          42   Chief Executive Officer of the Company                                  1994

Minoru Matsuda(4)...............          60   Professor, Kanazawa Institute of Technology
                                               Ishikawa, Japan                                                         1997

------------------------

(1) Mr. Burns is also a director of Atol Holdings, Inc.

(2) Mr. Vance is also a director of The Olson Company, University Restaurant Group, FCG, Enterprises, Inc., Semtech Corporation, National Veterinarian Associates, Inc., Flowline, Inc., and Atol Holdings, Inc. He was formerly a director of McKinsey & Co., Inc., a management consulting firm.

(3) Alexander Lidow and Derek B. Lidow are sons of Eric Lidow.

(4) As permitted by the Company's Bylaws, Minoru Matsuda was appointed a director on September 4, 1997 by the Board of Directors, thereby increasing the Board from nine to ten members, and assigned to Class Two.

    The above named directors have held their respective employment positions during the past five years except for George Krsek and Minoru Matsuda. Dr. Krsek was President of Houba, Inc., a pharmaceutical firm, from 1975 to July 1994. Mr. Matsuda was employed by Hitachi Ltd. from 1960 to March 31, 1997, most recently as Senior Counsel, Intellectual Property. Since April, 1997, Mr. Matsuda has been a Professor at Kanazawa Institute of Technology in Japan. Messrs. Mueller, Alexander Lidow and Derek B. Lidow have been employed by the Company for more than five years in various executive officer positions.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has Audit, Compensation and Executive Committees, but not a Nominating Committee. Both the Audit Committee and the Compensation Committee currently consist of Messrs. Burns, Krsek, Plummer, Vance and Vogt, each of whom is a director but not an officer or employee of the Company ("Non-Employee Director"). The Executive Committee consists of Messrs.
E. Lidow, A. Lidow, D. Lidow, Mueller and Vance. The Audit Committee monitors the Company's basic accounting policies, reviews audit and management reports, and makes recommendations regarding the appointment of the independent auditors. The Audit Committee held three meetings in the fiscal year. The Compensation Committee has the responsibility for setting key executive compensation and for granting stock options to key employees. (See "Compensation Committee Report" below). The Compensation Committee met or took action seven times. The Executive Committee, formed in March, 1995, exercises many of the powers and authority of the Board in the management of the business affairs of the corporation. The Executive Committee met three times. The Board of Directors met seven times. No director attended fewer than 75% of meetings of the Board of Directors and of all committees on which he served during the fiscal year.

    Non-Employee Directors receive fees of $35,000 per annum for participation on the Board and its Committees. Mr. Vance receives an additional $3,000 per meeting for participation on the Executive Committee ($9,000 for the 1997 fiscal year). Under the Amended and Restated Stock Incentive Plan of 1992 ("Plan"), Non-Employee Directors are automatically granted stock options for 5,000 shares of Common Stock on each January 1 during the term of the Plan. Each Non-Employee Director in office on August 9, 1994 was automatically granted, in addition to the option to purchase 20,000 shares granted to him upon initial Stockholder approval of the Plan, an option to purchase 20,000 shares. Each Non-Employee Director elected after the 1994 Annual Meeting of Stockholders is automatically granted upon initial election an option to purchase 40,000 shares. However, the aggregate number of shares for which options may be granted to any Non-Employee Director under both the Plan and the Stock Option Plan of 1984 cannot exceed 100,000 shares. Non-Employee Directors are not eligible to receive any other options under the Plan. Non-Employee Director options become exercisable at the rate of 20% per annum commencing on the first anniversary of the date of grant; vesting may accelerate upon death, voluntary resignation after five years of service or decision not to stand for re-election after five years of service.

                             EXECUTIVE COMPENSATION

    The following table and accompanying notes summarize the aggregate compensation of the Company, and the stock option grants awarded to each of the Chief Executive Officers and the other four highest paid executive officers ("Named Executive Officers") for each of the last three fiscal years.

                SUMMARY COMPENSATION TABLE--ANNUAL COMPENSATION

                                                                                                                 LONG TERM
                                                                                                OTHER          COMPENSATION
                                                FISCAL      SALARY         BONUS               ANNUAL          -------------
NAME AND PRINCIPAL POSITION                      YEAR         ($)           ($)            COMPENSATION($)      OPTIONS(#)
--------------------------------------------  -----------  ---------  ----------------  ---------------------  -------------
Eric Lidow(1)...............................        1997     639,700         --                  --               123,000(2)
Chairman of the Board.......................        1996     639,700       420,000               --                 --
                                                    1995     627,008       420,000               --               100,000(3)

Alexander Lidow.............................        1997     352,200         --                  --               134,000(2)
Chief Executive Officer.....................        1996     352,200       411,000               --                 --
                                                    1995     345,277       411,000               --               100,000(3)

Derek B. Lidow..............................        1997     352,200         --                  --               134,000(2)
Chief Executive Officer.....................        1996     352,200       411,000               --                 --
                                                    1995     345,277       411,000               --               100,000(3)

Robert J. Mueller...........................        1997     315,100         --                  --                40,000(2)
Executive Vice President--..................        1996     340,100       200,000               --                20,000
External Affairs and Business                       1995     333,777       200,000               --                 --
Development

Michael P. McGee............................        1997     225,700         --                  --                65,000(2)
Vice President,.............................        1996     225,700       197,000               --                35,000
Chief Financial Officer.....................        1995     221,316       197,000               --                 --

L. Michael Russell(4).......................        1997      80,069        20,000(5)            --                10,000(2)
Vice President, Secretary...................        1996      --             --                  --                 --
and General Counsel.........................        1995      --             --                  --                 --

------------------------

(1) The Company entered into an executive agreement with Eric Lidow dated May 15, 1991. See "Executive Agreement" below.

(2) For information regarding options granted in fiscal year 1998, see "Compensation Committee Report" below.

(3) Reflects two-for-one stock split which had a Record Date of December 1, 1995.

(4) Mr. Russell joined the Company in January 1997.

(5) Reflects a bonus given to Mr. Russell upon joining the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table and accompanying notes summarize options granted to each Named Executive Officer of the Company in fiscal 1997 and projects potential realizable gains at hypothetical assumed annual compound rates of appreciation. All options granted in fiscal 1997 were non-qualified.

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                     ANNUAL RATES OF
                                                         PERCENT OF                                    STOCK PRICE
                                                        TOTAL OPTIONS                                APPRECIATION FOR
                                            OPTIONS      GRANTED TO      EXERCISE                     OPTION TERM(4)
                                            GRANTED     EMPLOYEES IN       PRICE     EXPIRATION   ----------------------
NAME                                       (#)(1)(2)     FISCAL YEAR      ($/SH)       DATE(3)      5%($)       10%($)
----------------------------------------  -----------  ---------------  -----------  -----------  ----------  ----------
Eric Lidow..............................     123,000           12.4%        19.875      8/26/06    1,537,412   3,896,103
Alexander Lidow.........................     134,000           13.5         19.875      8/26/06    1,674,904   4,244,535
Derek B. Lidow..........................     134,000           13.5         19.875      8/26/06    1,674,904   4,244,535
Robert J. Mueller.......................      40,000            4.0         19.875      8/26/06      499,971   1,267,025
Michael P. McGee........................      40,000            4.0         19.875      8/26/06      499,971   1,267,025
   '      '                                   25,000            2.5         14.125      2/23/07      222,078     562,790
L. Michael Russell......................      10,000            1.0         15.000      1/28/07       94,334     239,061

In addition, 487,000 options were granted to other employees of the Company. Each Non-Employee Director then in office was granted 5,000 options on January 1, 1997.

------------------------

(1) Options become exercisable at a rate of 20% per annum commencing on the first anniversary of the date of grant.

(2) Under the terms of the Plan, stock options were granted as ten year options at market price. Options under this Plan may be exercised for specified periods of time following the resignation, retirement or other termination of employment with the Company or its subsidiaries or as a result of a change in control of the Company. The Plan also permits the Compensation Committee, which administers the Plan, to accelerate, extend or otherwise modify benefits payable under the applicable awards in various circumstances, including a termination of employment or change in control. Under the Plan, if there is a change in control of the Company (as defined in the Plan), the committee of the Board may accelerate the receipt of benefits.

(3) Subject to earlier termination in certain events related to termination of employment.

(4) These values are solely the mathematical results of hypothetical assumed appreciation of the market value of the underlying shares at an annual rate of 5% and 10% over the full ten-year term of the options, less the exercise price. Actual gains, if any, will depend on future stock market performance of the Company's Common Stock, market factors and conditions, and each Optionee's continued employment through the applicable vesting periods. The Company makes no prediction as to the future value of these options or of its Common Stock, and these values are provided solely as examples required by the proxy reporting rules of the Securities and Exchange Commission.

OPTIONS

    The following table shows for each of the Named Executive Officers the shares acquired on exercise of options in fiscal 1997 and certain required information regarding outstanding options held by them at the end of fiscal 1997.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE
    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUE

                                                                                   NUMBER OF
                                                                                  SECURITIES
                                                                                  UNDERLYING            VALUE OF
                                                                                  UNEXERCISED         UNEXERCISED
                                                                                    OPTIONS       IN-THE-MONEY OPTIONS
                                                                                 AT FY-END(#)         AT FY-END($)
                                                                               -----------------  --------------------
                                             SHARES ACQUIRED        VALUE        EXERCISABLE/         EXERCISABLE/
NAME                                         ON EXERCISE(#)      REALIZED($)     UNEXERCISABLE      UNEXERCISABLE(2)
-----------------------------------------  -------------------  -------------  -----------------  --------------------
Eric Lidow...............................          --                --          136,600/206,400    1,024,500/895,500
Alexander Lidow..........................          --                --          114,800/199,200      768,000/724,500
Derek B. Lidow...........................          --                --          114,800/199,200      768,000/724,500
Robert J. Mueller........................          --                --            30,000/60,000      192,375/128,250
Michael P. McGee.........................             600             4,238(1)     27,000/95,000      140,563/229,688
L. Michael Russell.......................          --                --                 0/10,000             0/31,875

------------------------

(1) Based on market value of $13.375 on the date of exercise.

(2) Based on market value of $18.1875 at the end of fiscal 1997, minus the exercise price of "in the money" options. The exercise price of outstanding options ranges from $5.50 to $23.81. These options are subject to the same terms and conditions as options granted to other employees under the Company's current stock option plan, including 20% annual vesting, adjustment for change in control and expiration at or following termination of employment.

EXECUTIVE AGREEMENT

    The Company entered into an executive agreement with Eric Lidow dated May 15, 1991, which provided for his continued employment with the Company as Chief Executive Officer and President or in such other position as the Board of Directors may determine. After six years, either party may terminate the agreement upon ninety (90) days written notice. The agreement provides for an annual salary of $500,000, which may be increased at the discretion of the Board. It was so increased in May 1992 to $550,000 and in August 1994 to $632,500. Upon Mr. Lidow's retirement from the Company (or a change in control) he will receive annual payments of 90% of his then current salary. Upon Mr. Lidow's death, payments will be continued to his wife, if she survives him, in an amount equal to two-thirds of his retirement benefits, for the remainder of her life. The agreement was amended on April 12, 1995 to provide that upon retirement Mr. Lidow's pension would be based, in addition to his salary, on the average of the prior three years' cash bonuses, if any. The pension would further be adjusted annually to account for any increase in the Consumer Price Index. At fiscal year end Mr. Lidow was entitled to receive upon retirement, $821,250 a year for the remainder of his life and his wife would thereafter receive approximately $547,500 a year for the remainder of her life. In connection with the executive agreement $2,849,000 was expensed in fiscal 1997.

The following information contained under the captions "Compensation Committee Report" and "Stock Price Performance" shall not be deemed "soliciting material" or "filed" with the Securities and Exchange Commission and shall not be deemed to be incorporated into any filing by International Rectifier Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934 in the absence of specific reference to such captions and information.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors ("Committee") currently consists of five Non-Employee Directors of the Company. The compensation of the Named Executive Officers who comprise the top management operating group of the Company, is determined by the Committee (see "Executive Compensation" above). The Committee also reviews (but does not set) the salaries of all other employees having annual compensation of $150,000 or more.

    The Company's executive compensation program for the executive officers includes competitive base salaries, annual bonuses and stock options under the Company's stock option plan. The Committee's policy is to set base salaries generally within the mid-point of the competitive range for similar positions in high technology companies, based on information of a broad range of such companies obtained from an independent survey of executive compensation. A cash bonus is a variable and performance-reflective portion of the compensation package. In general, the criteria for the grant of cash bonuses are subjective, but the Committee takes into consideration such factors as profitability in the particular fiscal year, Company stock performance, outstanding achievements (for example in new product introduction), and improvement in market share and industry position. Stock options are granted to provide long-term incentives linked to an increase in the market price of Company stock by awarding options at the fair market value on the day of grant. Outstanding options become exercisable at a rate of 20% per annum commencing on the first anniversary of the date of grant and expire ten years after the date of grant.

    Alexander Lidow and Derek B. Lidow were elected Directors in 1994, and subsequently were elected Chief Executive Officers on March 6, 1995, after more than 17 years of service in various management positions of increasing responsibility within the Company. The Company has no employment contract with either officer. The base compensation of these officers is from the low to mid-point for executive officers in high technology companies. A substantial part of their total compensation package is made up of performance-related stock options. Based upon full year performance, no cash bonuses were paid to the Messrs. Lidow in fiscal 1997, reflecting the relative performance of the Company in the fiscal year. In making the stock option awards the Committee took into consideration the performance of the Company under their management in fiscal 1997 as well as subjective elements. The compensation of these two officers is maintained at the same level (see "Summary Compensation Table" above) as a matter of policy.

    Base salaries of the Named Executive Officers for fiscal 1997 are listed above under "Executive Compensation." The base salary payable to Eric Lidow is described under "Executive Agreement" above. On August 25, 1997, the Committee granted the following stock options at market price to the Named Executive
Officers: Eric Lidow--100,000; Alexander Lidow--100,000; Derek B. Lidow--100,000; Robert J. Mueller--40,000; Michael P. McGee--75,000; and L. Michael Russell--10,000. In making the August 1997 option grants to the Named Executive Officers, the Committee took into consideration the sequential quarterly growth in the Company's revenues and earnings over the course of the completed fiscal year 1997 (excluding the restructuring charge for the fourth quarter), as well as subjective factors. No performance-related cash bonuses were awarded to the other Named Executive Officers for the fiscal year, reflecting the relative performance of the Company in the fiscal year.

    Because the amount of cash compensation paid to any executive officer does not ordinarily exceed one million dollars, the Company has not adopted any policy with respect to Section 162(m) of the Internal Revenue Code of 1986.

      Donald S. Burns               Jack O. Vance
      George Krsek                 Rochus E. Vogt
      James D. Plummer

                            STOCK PRICE PERFORMANCE

    The following graph compares the Company's cumulative stockholder return on its Common Stock (i.e. change in stock price plus reinvestment of dividends) measured against the cumulative total return of the Standard and Poor's 500 Stock Index and Standard and Poor's High Technology Composite Index peer group. The stock price performance shown in this graph which assumes $100 was invested on June 30, 1992, is not necessarily indicative of and not intended to suggest future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 JUNE 30     THE COMPANY      S&P 500     S&P HIGH TECH
1992                   $100       $100                $100
1993                $157.80    $113.63             $116.80
1994                $187.50    $115.23             $126.49
1995                $406.25    $145.27             $205.81
1996                $403.13    $183.04             $245.23
1997                $465.63    $246.55             $372.80

                            INDEPENDENT ACCOUNTANTS
                                  (PROPOSAL 2)

    The Board of Directors, on the recommendation of the Audit Committee, proposes that Coopers & Lybrand, independent auditors of the Company for many years, be elected as independent auditors of the Company to serve until the Annual Meeting of Stockholders in 1998. A representative of Coopers & Lybrand is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if he so desires, and will be available to respond to appropriate questions.

    Although this appointment is not required to be submitted to a vote of the Stockholders, the Board believes it is appropriate as a matter of policy to request that the Stockholders ratify the appointment. If the Stockholders do not ratify the appointment by the affirmative vote of a majority of the shares represented either in person or by proxy at the Annual Meeting, the selection of another independent auditor will be considered by the Board of Directors.

    The Board of Directors recommends a vote FOR this proposal.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers, directors, and holders of more than 10% of a company's registered class of securities file reports of their ownership of a company's securities with the SEC. Based on a review of these reports, the Company believes that its reporting persons complied with all applicable filing requirements during the fiscal year ended June 30, 1997.

                         STOCKHOLDER PROPOSALS FOR 1998

    Eligible Stockholders' proposals for the 1998 Annual Meeting of Stockholders of the Company must be received at the Company's office at 233 Kansas Street, El Segundo, California 90245 no later than June 10, 1998.

                               NOTICE OF BUSINESS

    For business to be properly brought before the Annual Meeting by a Stockholder of record, the Stockholder must give notice in writing to the Corporate Secretary. Such notice must be delivered to or mailed and received at the principal executive office of the Company not less than thirty (30) days nor more than ninety (90) days prior to the meeting.

                                 MISCELLANEOUS

    Management does not know of any business to be presented other than the matters set forth in the Notice of Meeting. However, if other matters properly come before the meeting, it is the intention of the Proxies to vote in accordance with their best judgment on such matters.

    The expense of preparing, assembling, printing and mailing the Proxy and the material used in the solicitation of Proxies will be borne by the Company. It is contemplated that Proxies will be solicited principally through the use of the mails, but the officers and regular employees of the Company may solicit Proxies personally, by telephone or by special letter. The Company will reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

    A copy of the Annual Report of the Company for the year ended June 30, 1997, including financial statements for the year then ended, is transmitted herewith.

                                          By Order of the Board of Directors

                                          L. Michael Russell
                                          Secretary

October 9, 1997

                               [BACK COVER = MAP]

                       INTERNATIONAL RECTIFIER CORPORATION

              Proxy Solicited on Behalf of the Board of Directors of
                 the Company for Annual Meeting November 24, 1997

     The undersigned hereby constitutes and appoints Eric Lidow and L. Michael Russell, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of International Rectifier Corporation to be held at the HEXFET America facility of the Company, 41915 Business Park Drive, Temecula, California, at 10:00 a.m., Pacific Standard Time, on the 24th day of November, 1997, and at any adjournment thereof, on all matters coming before said meeting.





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

                                                           Please mark
                                                           your votes as
                                                           indicated in   / X /
                                                           this example



                                   VOTE FOR all nominees     VOTE WITHHELD
                                       listed below        from all nominees

1. Election of Directors.               /  /                    /  /
   Nominees: Eric Lidow,
   Donald S. Burns, James D. Plummer
   VOTE WITHHELD from the following nominee(s)

   ___________________________________________



                                                          FOR  AGAINST  ABSTAIN

2. To ratify Coopers & Lybrand as independent auditors    /  /   /  /     /  /
   of the Company to serve for fiscal year 1998.




                                         This proxy when properly executed
                                         will be voted in the manner directed
                                         herein by the undersigned stockholder.
                                         If no direction is made, this proxy
                                         will be voted FOR Proposals 1 and 2.

                                         PLEASE MARK, SIGN, DATE, AND RETURN
                                          THE PROXY CARD PROMPTLY USING THE
                                                 ENCLOSED ENVELOPE.
                             __ __ __
                                     |
                                     |
                                     |







Signature of Stockholder______________________________ Dated____________, 1997

This Proxy Must be Signed Exactly as Name Appears Hereon, Executors, administrators, trustees, etc. should give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer.

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                      YOUR VOTE IS IMPORTANT TO THE COMPANY

                      PLEASE SIGN AND RETURN YOUR PROXY BY
                    TEARING OFF THE TOP PORTION OF THIS SHEET
                AND RETURNING IT IN THE ENCLOSED POSTPAID ENVELOPE